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                                                                    EXHIBIT 99.1

For Immediate Release

Date:             February 5, 2003
Contact:          Lawrence T. Toombs, President
                  Blue River Bancshares, Inc.
                  (317) 398-9721


         Shelbyville, Indiana--Blue River Bancshares, Inc. (Nasdaq SC: BRBI) today announced the closing of its private placement of 546,348 shares of the Company's common stock at $4.73 per share or approximately $2,584,000 in the aggregate. The private placement was made pursuant to a stock purchase agreement entered into on June 7, 2002 by the Company and a number of private investors. Under that stock purchase agreement the Company sold 309,889 shares of common stock at a price of $4.73 per share or approximately $1,464,000 in the aggregate at a prior closing. The shares sold pursuant to the stock purchase agreement have not been registered under the Securities Act of 1933 and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements.

         The Company still expects to conduct its previously announced rights offering. The rights offering will only be made pursuant to an effective registration statement filed with the Securities and Exchange Commission. The Company anticipates filing such a registration statement. However, the Company could decide to cancel the rights offering either before or after that time.

         The statements in this press release do not constitute an offer to sell or the solicitation of any offer to buy the securities described above, nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such state.

         Statements in this press release which express "belief", "intention", "expectation" or "prospects", as well as other statements which are not historical fact, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and involve certain risks and uncertainties. The rights offering may be cancelled by the Company and is conditioned upon the Company's having an effective registration statement on file with the Securities and Exchange Commission. For further information, please read the Company's reports filed with the SEC and available at www.sec.gov.



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